EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Third Quarter 2006 Results
- DSL Subscribers Grow 37% Year-over-Year to 49,400 –
- IPTV: Launched in Texas and Subscribers Grow to Over 5,500 in Illinois –
- Successful Completion of Phase Two of Billing Integration -
- Adjusted EBITDA of $34.8 Million, Net Cash from Operations of $26.2 Million -

Mattoon, IL – November 8, 2006 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL)today announced results for the third quarter and nine months ended September 30, 2006.  The company reported revenues of $80.3 million for the quarter and $239.1 million for the nine-month period.  Adjusted EBITDA including the effect of a $500,000 litigation settlement and net cash provided by operating activities for the quarter were $34.8 million and $26.2 million, respectively, and were $104.1 million and $59.6 million for the nine-month period, respectively.

“By consistently executing on our plan, we continue to deliver strong operational and financial results,” said Bob Currey, Consolidated’s president and chief executive officer.  “I am very pleased that we successfully completed phase two of billing integration, the call center consolidation, and launched our IPTV product in Texas, all while delivering strong results.  We grew total connections by approximately 1,600 in the quarter, are up over 7,600 for the year and now surpass 290,000 total connections. Eighty nine percent of our over 5,500 IPTV customers in Illinois take our triple play of voice, video and data, which has contributed to a 19.7 percent year-over-year increase in service bundles.”

“Our strategic DSL and IPTV products continue to do very well. This was an outstanding quarter for DSL, with the number of subscribers increasing 37.0 percent year-over-year and 7.4 percent from second quarter 2006.  We gained more than 3,400 new DSL subscribers during the quarter.  DSL penetration exceeds 28.7 percent of primary residential lines.  Our IPTV subscriber base in Illinois grew by over 1,000 or 22 percent, bringing the total subscriber count to over 5,500. Additionally, we increased the size of the market we serve. In Illinois, we added 8,000 homes passed, bringing the total to over 35,000.  In Texas, we are excited about the launch of our IPTV product at the end of August, and we now pass approximately 37,000 homes,” commented Currey.

Currey added, “We have successfully completed Phase II of the billing integration project, finishing on-time, on-budget and with the desired customer enhancements.  As originally planned we expect to complete the third and final phase, the transition of the Illinois customer base to the enhanced billing software, by mid-2007.”

Operating Statistics at September 30, 2006, Compared to June 30, 2006

•	Total connections were 290,981, an increase of 1,613, or 0.6 percent.

•	Total local access lines were 235,983, a decrease of 2,921, or 1.2 percent. Excluding the impact of non-recurring items, access lines decreased by 2,141 or 0.9 percent.

•	DSL subscribers were 49,360, an increase of 3,412, or 7.4 percent.

•	Total IPTV subscribers were 5,638, an increase of 1,122, or 24.8 percent.

•	Long distance lines were 147,177, an increase of 1,060, or 0.7 percent.

•	Total service bundles were 42,100, an increase of 1,199, or 2.9 percent.

Access line loss continues to show year-over-year improvement.  Third quarter 2006 line loss of 2,921 includes 780 lines that were reclassified as part of a company-initiated review associated with the billing integration project.  This adjustment was non-recurring in nature.  It did not impact current, nor will it impact future, revenue.  Excluding the effect of this adjustment, the company’s line loss for the quarter was 2,141.  This reflects an approximate 9 percent decrease in line loss compared to the third quarter of 2005.  On an annualized basis, year-to-date line loss, excluding the one-time reclassification, is 2.9 percent.

Steve Childers, Consolidated’s chief financial officer, said, “During the quarter we continued to improve our cost structure.  Compared to the third quarter of 2005, we have reduced headcount by over 100 and lowered our operating costs. Total company Adjusted EBITDA margin, the ratio of Adjusted EBITDA to total revenue, was 43.3 percent for the quarter, compared to 40.2 percent for the same period last year.  After adjusting for the impact of prior period subsidy receipts and litigation costs, Adjusted EBITDA margins were 44.8 percent and 42.5 percent for the third quarter of 2006 and the third quarter of 2005, respectively.”

Childers continued, “In addition, we consolidated three call centers.  This action has resulted in a more consistent and efficient service delivery, with a net workforce reduction of 24 and an anticipated annual cost savings of approximately $1.0 million.”

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $15.2 million and the dividend payout ratio was 75.9 percent.  As of September 30, 2006, cumulative available cash, which is defined in the dividend restriction covenants in the credit facility as the difference between CAPD and dividends paid for the period since September 30, 2005, was approximately $21.2 million.  At September 30, 2006, cash and cash equivalents were $19.9 million. Consolidated made capital expenditures of $7.8 million during the second quarter, bringing the year-to-date total to $25.0 million.

Stock Repurchase

On July 28th, the company completed its previously announced share repurchase of approximately 3.8 million shares of common stock from Providence Equity for approximately $56.7 million, or $15.00 per share. This transaction removed the market overhang related to this large position, improved cash flow by decreasing the annual dividend obligation by 12.8 percent and improved the company’s dividend payout ratio.  The transaction was financed with $17.7 million of cash from the balance sheet and $39.0 million in additional term loan borrowings.  After accounting for the additional after-tax interest charges, this transaction will generate an approximate $3.0 million annual net increase in cash and cash equivalents. Beginning with the fourth quarter of 2006, the dividend will decrease to approximately $10.0 million as a result of the repurchase.

Financial Highlights for the Third Quarter Ended September 30, 2006

•

Revenues were $80.3 million, compared to $82.2 million in the third quarter of 2005.  The decline was driven by a $3.7 million decrease in Subsidies revenue and a $700,000 reduction in Local Calling Service revenue.  The reduction in Subsidies revenue was primarily attributable to a $2.7 million reduction in prior period subsidy receipts.  In the third quarter of 2005 the company received $1.5 million in prior period receipts and in the third quarter of 2006 it refunded $1.2 million.  The reduction in Local Calling Service revenue was primarily attributable to the decline in access lines.  These reductions were partially offset by increases in Network Access Services revenue of $1.0 million driven by increased demand for special access circuits and back billings associated with the completion of an internal circuit audit, and an additional $1.5 million in Data and Internet Services revenue attributable to the growth in both the DSL and IPTV products.

•

Income from operations was $15.5 million, compared to $6.9 million in the third quarter of 2005.  The increase was attributable to the company’s ongoing cost reduction initiatives and the recognition in 2005 of $6.6 million in additional non-cash compensation expense and $2.7 million in litigation costs attributable to a settlement.  Offsetting these improvements were $500,000 in litigation costs in the current quarter and the $2.7 million dollar reduction in prior period subsidy receipts.

•

Interest expense, net was $11.2 million, compared to $19.8 million in the same quarter last year.  The decrease was primarily driven by the redemption of $65.0 million of senior notes in the third quarter of 2005.  In connection with the 2005 note redemption the company incurred a bond redemption premium of $6.3 million and the write-off of deferred financing costs totaling $2.3 million.

•

Income tax expense was $3.9 million, compared to a benefit of $1.3 million in the third quarter of 2005.  The increase was primarily due to the change in pre-tax income.  In addition, the company recognized approximately $800,000 in incremental tax expense in the current quarter associated with finalizing and filing its 2005 federal tax return and amending its 2003 and 2004 returns.

•	Net income was $2.0 million, compared to a net loss of $10.2 million in the third quarter of 2005.

•

Net income per common share was $0.07.  Adjusted net income per common share, which is calculated after excluding the effect of non-cash compensation charges, the aforementioned tax adjustment, and the after-tax impact of the litigation settlement, severance, billing integration and Sarbanes-Oxley start-up costs, was $0.15.

•

Adjusted EBITDA was $34.8 million and net cash provided by operating activities was $26.2 million compared to $33.1 million and $17.8 million, respectively, for the third quarter of 2005. The increase in Adjusted EBITDA was primarily attributable to the improvements in operating efficiencies, incremental cash distributions from the cellular partnership investments, and the $2.7 million litigation settlement in the third quarter of 2005.  Total net debt to last twelve month Adjusted EBITDA coverage ratio was 4.1 times to one, with the increase compared to the second quarter of 2006 being attributable to the increase in term borrowings associated with the previously described share repurchase.

Financial Highlights for the Nine Months Ended September 30, 2006

•

Revenues were $239.1 million, compared to $240.2 million for the prior year period. The reduction reflects decreases in Subsidies and Local Calling Services revenues, partially offset by increases in Network Access Services revenue associated with increased demand for special access circuits and back billings associated with the completion of an internal circuit audit, increased Data and Internet Services revenue driven by growth in both DSL and IPTV revenue, and increased Other Operations revenue.

•

Net income was $13.8 million, compared to a net loss of $2.4 million for the prior year period.  The year-over-year increase was due to operating efficiency improvements, a one-time deferred tax benefit attributable to the changes in the methodology required for calculating Texas franchise tax, lower non-cash compensation expense, and lower interest expense.

•

Net income per common share was $0.48.  Adjusted net income per common share, which is calculated after excluding the effect of non-cash compensation charges, the deferred tax benefit attributable to the changes in the methodology required for calculating Texas franchise tax, adjustments associated with filing the 2005 and amending the 2003 and 2004 tax returns, and the after-tax impact of the third quarter litigation settlement, severance, billing integration and Sarbanes-Oxley start-up costs, was $0.47.

•

Adjusted EBITDA was $104.1 million and net cash provided by operating activities was $59.6 million, compared to $101.2 million and $47.1 million, respectively.  The increase in Adjusted EBITDA was primarily due to operating efficiency improvements and increased cash distributions from cellular partnership investments, partially offset by a $3.4 million decrease in prior period subsidy receipts.

Financial Guidance

The company reiterates the following guidance: Capital expenditures are not expected to exceed $33.0 million for 2006; full year 2006 cash interest expense is expected to be in the range of $40.0 to $41.0 million; and full year 2006 cash income taxes are expected to be in the range of $7.0 to $8.0 million.

Dividend Payments

The company paid its latest quarterly dividend of $0.38738 per common share on November 1, 2006 to stockholders of record on October 15, 2006.  On November 6, 2006, the company’s board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2007 to stockholders of record at the close of business on January 15, 2007.

Conference Call Information

The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time.  The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com.  The webcast will also be archived on the company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783.  International parties can access the call by dialing 1-706-679-5600.  A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 10, 2006 at midnight Eastern Time.  To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 2613076.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “Adjusted EBITDA margin”, “cash available to pay dividends”, “cumulative available cash”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis.  We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP.  EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.

We present Adjusted EBITDA and cash available to pay dividends for several reasons.  Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provide important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because Adjusted EBITDA is a component of Dividend Payout Ratio, EBITDA Margin and the ratio of total net debt to last twelve-month Adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.

For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005.  The prospectus is not incorporated by reference in this release.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas.  Each of the operating companies has been operating in its local market for over 100 years. With approximately 239,000 local access lines, 49,000 DSL subscribers and 5,600 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing.  Consolidated Communications is the 16th largest local telephone company in the United States.

Safe Harbor

Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such.  The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements.  Such forward-looking statements reflect, among other things, the company’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the company’s service areas in Illinois and Texas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the company’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations, and the other risks identified in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

Many of these risks are beyond management’s ability to control or predict.  All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission.  Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

-    Tables Follow    –

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2006	December 31, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,898	$31,409
Accounts receivable, net	37,017	35,503
Prepaid expenses and other current assets	15,700	12,123

Total current assets	72,615	79,035
Property, plant and equipment, net	319,287	335,088
Intangibles and other assets	515,824	531,827

Total assets	$907,726	$945,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,774	$11,743
Accrued expenses and other current liabilities	56,563	56,116

Total current liabilities	64,337	67,859
Long-term debt	594,000	555,000
Other long-term liabilities	120,926	120,889

Total liabilities	779,263	743,748

Minority interests	3,473	2,974

Stockholders’ equity:
Common stock, $0.01 par value	260	297
Paid in capital	199,338	254,162
Accumulated deficit	(76,796)	(57,533)
Accumulated other comprehensive income	2,188	2,302

Total stockholders’ equity	124,990	199,228

Total liabilities and stockholders’ equity	$907,726	$945,950

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues	$80,323	$82,168	$239,089	$240,204
Operating expenses:
Cost of services and products	24,140	25,953	72,764	74,723
Selling, general and administrative expenses	23,764	32,419	70,947	75,517
Depreciation and amortization	16,961	16,920	50,876	50,852

Income from operations	15,458	6,876	44,502	39,112
Other income (expense):
Interest expense, net	(11,175)	(19,814)	(31,341)	(42,812)
Other income, net	1,645	1,443	4,379	5,036

Income (loss) before income taxes	5,928	(11,495)	17,540	1,336
Income tax (benefit) expense	3,913	(1,270)	3,752	3,701

Net income (loss)	2,015	(10,225)	13,788	(2,365)
Dividends on redeemable preferred shares	—	(1,142)	—	(10,263)

Net income (loss) applicable to common stockholders	$2,015	$(11,367)	$13,788	$(12,628)

Net income (loss) per common share	$0.07	$(0.49)	$0.48	$(0.90)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

OPERATING ACTIVITIES
Net Income (loss)	$2,015	$(10,225)	$13,788	$(2,365)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	16,961	16,920	50,876	50,852
Non-cash stock compensation	625	7,244	1,875	7,244
Other adjustments, net	1,651	2,999	1,550	3,633
Changes in operating assets and liabilities, net	4,932	866	(8,526)	(12,293)

Net cash provided by operating activities	26,184	17,804	59,563	47,071

INVESTING ACTIVITIES
Proceeds from sale of investments	—	—	5,921	—
Proceeds from sale of land	590	—	590	—
Capital expenditures	(7,816)	(6,766)	(25,037)	(21,596)

Net cash used in investing activities	(7,226)	(6,766)	(18,526)	(21,596)

FINANCING ACTIVITIES
Proceeds from issuance of stock	—	67,798	—	67,798
Proceeds from issuance of long-term obligations	39,000	5,688	39,000	5,688
Payments made on long-term obligations	—	(65,000)	—	(75,109)
Payment of deferred financing costs	(262)	(3,982)	(262)	(4,737)
Purchase of treasury shares	(56,736)	—	(56,736)	(12)
Distribution to preferred shareholders	—	—	—	(37,500)
Dividends on common stock	(11,504)	—	(34,550)	—

Net cash provided by (used in) financing activities	(29,502)	4,504	(52,548)	(43,872)

Net increase (decrease) in cash and cash equivalents	(10,544)	15,542	(11,511)	(18,397)
Cash and cash equivalents at beginning of period	30,442	18,145	31,409	52,084

Cash and cash equivalents at end of period	$19,898	$33,687	$19,898	$33,687

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Telephone Operations
Local calling services	$21,335	$22,051	$64,184	$67,088
Network access services	17,326	16,300	51,276	47,974
Subsidies	11,015	14,739	34,965	40,530
Long distance services	4,103	4,156	11,627	12,314
Data and Internet services	7,894	6,368	22,532	19,174
Other services	8,458	8,427	24,577	24,524

Total Telephone Operations	70,131	72,041	209,161	211,604
Other Operations	10,192	10,127	29,928	28,600

Total operating revenues	$80,323	$82,168	$239,089	$240,204

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Ending Access Lines	235,983	244,902	235,983	244,902
Average Access Lines	237,630	245,969	239,605	249,700
Telephone Operations Revenue	$70,131	$72,041	$209,161	$211,604
Prior period subsidy settlements	$(1,213)	$1,462	$(1,793)	$1,621

Telephone Operations, excluding prior period subsidy settlements	$71,344	$70,579	$210,954	$209,983

Monthly Telephone Operations ARPU	$98.38	$97.63	$96.99	$94.16
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$100.08	$95.65	$97.82	$93.44

ARPU, or average revenue per user, reflects revenue per average access line

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve Months Ended September 30,

	2006	2005	2006	2005	2006

Historical EBITDA:
Net cash provided by operating activities	$26,184	$17,804	$59,563	$47,071	$84,967
Adjustments:
Compensation from restricted share plan	(625)	(7,244)	(1,875)	(7,244)	(3,221)
Other adjustments, net	(1,651)	(2,999)	(1,550)	(3,633)	(9,105)
Changes in operating assets and liabilities	(4,932)	(866)	8,526	12,293	6,453
Interest expense, net	11,175	19,814	31,341	42,812	41,972
Income taxes	3,913	(1,270)	3,752	3,701	10,986

Historical EBITDA (1)	34,064	25,239	99,757	95,000	132,052
Adjustments to EBITDA:
Integration, restructuring and Sarbanes-Oxley (2)	394	831	3,083	5,406	5,077
Professional service fees (3)	—	367	—	2,867	—
Other, net (4)	(1,528)	(1,443)	(4,262)	(2,256)	(5,042)
Investment distributions (5)	1,263	819	3,667	819	4,438
Pension curtailment gain (6)	—	—	—	(7,880)	—
Non-cash compensation (7)	625	7,244	1,875	7,244	3,221

Adjusted EBITDA	$34,818	$33,057	$104,120	$101,200	$139,746

Footnotes for Adjusted EBITDA:

(1)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(2)

Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the third quarter 2006, this is comprised of $0.1M in Sarbanes-Oxley start-up costs and $0.3M in billing integration costs. For YET 2006, this is comprised of $1.6M in severance, $0.7M in Sarbanes-Oxley start-up costs and $0.8M in billing integration costs.

(3)

Represents the aggregate professional service fees paid to certain large equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

(4)

Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items Key man life insurance proceeds of $2.8 million received in June 2005 are not deducted to arrive at Adjusted EBITDA.

(5)	For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(6)

Represents a one-time $7.9 million curtailment gain associated with the amendment of our Texas pension plan.  The gain was recorded in general and administrative expenses.  However, because the gain is non-cash and non-recurring, it is excluded from Adjusted EBITDA.

(7)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Adjusted EBITDA Margin
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Three Months Ended September 30,

	2006	Margin	2005	Margin

Revenue	$80,323		$82,168
Prior Period Subsidy Settlements	1,213		(1,462)

Net Total	$81,536		$80,706

Adjusted EBITDA	$34,818	43.3%	$33,057	40.2%
Litigation Settlement	500		2,700
Prior Period Subsidy Settlements	1,213		(1,462)

Net Total	$36,531	44.8%	$34,295	42.5%

Net Cash Provided by Operating Activities	$26,184		$17,804

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006	Three Months Ended December 31, 2005

Adjusted EBITDA	$34,818	$104,120	$35,626
- Cash interest expense	(10,596)	(29,758)	(9,384)
- Capital Expenditures	(7,816)	(25,037)	(9,498)
+ Proceeds from asset sales (1)	590	6,594	—
- Cash income taxes	(2,000)	(6,074)	(172)
+ Cash interest income	174	650	174

Cash available to pay dividends	$15,170	$50,495	$16,746

Quarterly Dividend	$11,506	$34,552	$11,537
Payout Ratio	75.9%	68.4%	68.9%
Payout Ratio without Proceeds from Asset Sales	78.9%	78.7%	68.9%

(1)

Represents $590 and $83 of proceeds from the sale of idle property during the three months ended September 30, 2006 and March 31, 2006, respectively; and $5,921 of  proceeds from the redemption of class C shares of RTB stock in the three months ended June 30, 2006.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	464,000

Total debt as of September 30, 2006	$594,000
Less cash on hand	(19,898)

Total net debt as of September 30, 2006	$574,102

Adjusted EBITDA for the last twelve months ended September 30, 2006	$139,746
Total Net Debt to last twelve months Adjusted EBITDA	4.1

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006

Reported net income applicable to common stockholders	$2,015	$13,788
Deferred tax adjustment	14	(5,168)
Returns to provision tax true-up	807	807
Third Quarter 2006 Litigation Settlement, net of tax	300	300
Severance, net of tax	(4)	934
Billing integration, net of tax	164	466
Sarbanes Oxley start-up costs, net of tax	76	450
Non-cash compensation	625	1,875

Adjusted income applicable to common stockholders	$3,997	$13,452

Weighted average number of shares outstanding	27,157,631	28,900,902

Adjusted net income per share	$0.15	$0.47

Calculations above assume a 40 percent effective tax rate

Consolidated Communications
Key Operating Statistics

	September 30, 2006	June 30, 2006	December 31, 2005	September 30, 2005

Local access lines in service
Residential	157,609	159,295	162,231	164,042
Business (1)	78,374	79,609	79,793	80,860

Total local access lines (1)	235,983	238,904	242,024	244,902
DVS subscribers
Illinois	5,522	4,516	2,146	1,053
Texas	116	—	—	—

Total DVS subscribers	5,638	4,516	2,146	1,053
DSL subscribers	49,360	45,948	39,192	36,051

Total connections (1)	290,981	289,368	283,362	282,006

Long distance lines	147,177	146,117	143,882	142,311
Dial-up subscribers	11,740	13,731	15,971	16,708
Service bundles	42,100	40,901	36,627	35,163

(1)	Reflects cumulative line loss associated with MCIMetro’s ISP regrooming of 4,708, 5,332 and 5,380, for quarters ended 9/30/05, 12/31/05 and all quarters in 2006, respectively.

Consolidated Communications
Access Line Loss

September 30, 2006

Access Line Loss	2,921
Non-Recurring Adjustments (1)	(780)

Net Total	2,141

(1)	Related to company initiated review associated with completion of Phase II of billing integration.